Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
TBC Global News Network, Inc.

We consent to the incorporation by reference of our independent auditors’ report dated April 14, 2010 on the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ (deficit) and cash flows the years ended December 31, 2009 and 2008, included in TBC Global News Network's Form 10-K, into the Company’s previously filed registration statement on Form S-8 POS (File No. 333-105157) and the Company's previously filed registration statement on Form S-8 (File No. 333-162404).

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
April 15, 2010